Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2009 FIRST QUARTER REPORT

Dear Stockholder:

We believe that in order to address the economic issues that companies are facing today, a company must be extremely careful in how it allocates and maintains cash.  As Inland Western is faced with the challenges of refinancing our maturing debt of over $1 billion in 2009 and leasing our portfolio in a tough environment, we continue to recognize the need to conserve cash and have made some necessary changes in order to retain cash for use in these efforts while preserving shareholder capital.

To assist with our refinancing needs, we intend to utilize equity raised from planned asset sales, in addition to retained capital as a result of the suspension of the share repurchase program and the change in the distribution policy.  Specifically:

•      The sale of  $164 million in real estate assets in 2009 to date has generated approximately $65 million in net proceeds

•      The suspension of our Share Repurchase Program will result in an annual retention of approximately $225 million

•      The change from a monthly to a quarterly distribution, as well as the reduction in the distribution rate for the first quarter of 2009, allowed us to retain approximately $31 million

While we face many challenges in the coming year, our debt is predominantly non-recourse and we have individual property loans averaging approximately $14 million per loan.  We believe that our lower individual loan amounts provide us with more lender options including smaller local and regional banks which still have the ability to lend in this challenging marketplace.  We believe that we have made significant strides this year and will continue our efforts to manage occupancy, refinance our maturing debt and generate solid cash flows.

Year-to-date, we have:

•      Generated $51.6 million in cash flow from operations in the first quarter of 2009

•      Paid $25.6 million in distributions in the first quarter of 2009

•      Reported a cash position of $140.8 million as of 3/31/09, an increase from $121 million at 12/31/08

•      Managed portfolio occupancy of 88% as of 3/31/09

•      Leased in excess of 423,000 square feet of space, including releasing 4 former Linens ‘n Things and

3 former Mervyn’s locations

•      Refinanced $98 million in maturing debt, executed applications on an additional $66 million, with another $487 million is in various stages of negotiation

A company slide presentation entitled Inland Western Quarterly Update March 31, 2009, as well as the enclosed Frequently Asked Questions, is available on our website at www.inlandwestern.com.

Thank you for your continued support and investment in Inland Western Retail Real Estate Trust, Inc.  If you have any questions regarding this report or your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
Chief Executive Officer and President

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in Inland Western’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.